Exhibit 10.6

February 10, 2009

Irving Azoff

c/o Ticketmaster Entertainment Inc.

8800 West Sunset Blvd.

West Hollywood, CA 90069

Dear Irving:

This letter agreement sets forth the understanding between you and Ticketmaster Entertainment, Inc. (“Ticketmaster”) in connection with the proposed merger (the “Merger”) between Ticketmaster and Live Nation, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), among Ticketmaster, Live Nation and Merger Sub. You understand that the Board of Directors of Ticketmaster is entering into the Merger Agreement in reliance on your agreements contained herein. Terms used in this letter without definition have the terms set forth in the Merger Agreement.

Under the terms of the Merger Agreement being entered into on the date hereof, Ticketmaster shall redeem, prior to the completion of the Merger, the shares of Series A Convertible Preferred Stock, par value $0.01, of Ticketmaster (the “Ticketmaster Series A Preferred Stock”) that are held by you or on your behalf at the time of redemption for a note (the “Note”), with the Note having terms comparable to the terms of the Ticketmaster Series A Preferred Stock (except that the Note would not be convertible into shares of Ticketmaster Common Stock). The parties shall negotiate the terms of the Note in a good faith, reasonable manner to ensure that the legal, economic and tax treatment you shall be entitled to with respect to such Note are, in the aggregate, no less favorable than such treatment with respect to the Ticketmaster Series A Preferred Stock. You will retain the two (2) million Ticketmaster Stock Options (each with a strike price of $20.00) to acquire shares of Ticketmaster Common Stock, irrespective of other awards given to you in connection with the Merger or a new employment agreement entered into by you in connection with the Merger, which Ticketmaster Stock Options shall vest by their terms upon consummation of the Merger.

By your signing the counterpart of this letter, you hereby indicate your agreement to the foregoing.

Sincerely,

TICKETMASTER ENTERTAINMENT, INC.

By:	/s/ Chris Riley
Name: Chris Riley Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

Irving Azoff

By:	/s/Irving Azoff	Date:	2/10/09